UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 31, 2010

Manas Petroleum Corporation
(Exact name of registrant as specified in its charter)

Nevada	333-107002	91-1918324
(State or Other Jurisdiction	(Commission	(I.R.S. Employer
of Incorporation)	File Number)	Identification No.)

Bahnhofstrasse 9, 6341 Baar, Switzerland
(Address of principal executive offices) (Zip Code)

+41 (44) 718 10 30
(Registrant’s telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4 (c))

Item 1.01 Entry into a Material Definitive Agreement.

On August 31, 2010, we entered into a contract with a seismic company to acquire 300 km of 2D seismic in our project on blocks 13 and 14 in Mongolia. We have agreed to a turn-key rate of $3,500/km, with no stand-by fees, for an aggregate total of $1,050,000, payable according to a specific schedule. We are required to provide a bank guarantee over the outstanding amount, which is to be reduced according to the same schedule.

The agreement is with a Chinese data acquisition company known as DQE International, a subsidiary of CNPC Daqing Petroleum, which has been in operation since the 1970’s and has a total of 16 seismic crews, 76 drilling crews, 60 well logging crews and 10 cementing crews. This group has established a quality assurance system and all its subsidiaries have passed ISO9000 Series authentication and established HSE management system. The group has operated various projects in the Peoples Republic of China and in the west of China. Internationally, the group has operated in Venezuela, Sudan, Indonesia, Egypt, Iran and Mongolia.

We own 84% of the rights to blocks 13 and 14, 10% of which are held in trust for a Mongolian oil and gas company, subject to regulatory approval and negotiation. The two blocks cover an aggregate of over 20,000 square kilometers, or almost five million acres, of land located on Mongolia’s southern border. The production contracts provide for a five-year exploration period (with two optional six month extensions allowed) from an effective date of April 21, 2009, and a 20-year exploitation period (with two five year extensions allowed). The remaining 16% interest in blocks 13 and 14 is held by two investor groups.

Item 9.01 Financial Statements and Exhibits.

(d)     Exhibits

10.1	Agreement between Gobi Energy Partners LLC and DQE International Tamsag (Mongol) LLC

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MANAS PETROLEUM CORPORATION

By:

/s/ Ari Muljana
Ari Muljana
Chief Financial Officer
Date: September 7, 2010